Exhibit 99.1

NEWS RELEASE

For more information:

Media Relations: Jim Sheehan 978/897-0100 x3064 jim.sheehan@schange.com	Investor Relations: Martha Schaefer 978/897-0100 x3030 martha.schaefer@schange.com

SeaChange International Receives NASDAQ Notice Due to Delay in Filing of Form 10-Q

ACTON, Mass. (September 24, 2007) – SeaChange International, Inc. (Nasdaq: SEAC), a leading provider of software and hardware solutions for video-on-demand television, announced today that the company has received, as expected, a NASDAQ Staff Determination letter indicating that the company is not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c)(14). SeaChange received this Staff Determination on September 18, 2007 due to the delayed filing of the Company’s Form 10-Q for the second quarter of fiscal 2008, which ended July 31, 2007.

As previously disclosed in the company’s Current Report on Form 8-K filed on September 17, 2007, SeaChange notified The NASDAQ Stock Market LLC (“NASDAQ”) on September 17, 2007 that it would not timely file the Form 10-Q with the SEC, and therefore, the company would not be in compliance with NASDAQ’s filing requirement as set forth in NASDAQ Marketplace Rule 4310(c)(14). SeaChange has requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. There can be no assurance that the Panel will grant SeaChange’s request for continued listing.

The reason for the delay in filing the Form 10-Q is the additional time required for SeaChange to restate certain prior period financial statements to correct errors relating primarily to the Company’s accounting for its employee sabbatical program. The Company has determined that in order to properly correct these errors, it will record the following:

•	a decrease to its accumulated deficit of $31,000 as of January 31, 2005;

•	a decrease to its net income of $72,000 for the fiscal year ending January 31, 2005;

•	a decrease to its net loss of $118,000 for the fiscal year ending January 31, 2006;

•	an increase to its net loss of $63,000 for the fiscal year ending January 31, 2007;

•	an increase to its net loss of $81,000 for the fiscal quarter ending April 30, 2007; and

•	an increase to its accumulated deficit of $769,000 as of April 30, 2007.

The Company expects to restore compliance with NASDAQ listing requirements when it files the Form 10-Q and any other required periodic reports with the SEC. The Company expects to make these filings prior to October 31, 2007.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained herein that do not describe historical facts, including without limitation statements concerning expected future filings, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include any litigation or regulatory proceedings that may arise in connection with the restatement of the Company’s financial statements discussed above, the ability of the company to maintain effective internal control over financial reporting, and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2007 and the Company’s periodic reports on Forms 10-Q and 8-K.

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* SeaChange is a registered trademark of SeaChange International, Inc.